Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”), dated as of May 2, 2011, is entered into by and among AirTran Holdings, Inc., a Nevada corporation (the “Company”), AirTran Airways, Inc., a Delaware corporation (the “Guarantor”), Southwest Airlines Co., a Texas corporation (“Southwest”), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture referred to below.

WHEREAS, the Company, the Guarantor and the Trustee are parties to an Indenture dated as of May 7, 2003 relating to the issuance of the Company’s 7% Convertible Notes due 2023 (the “Base Indenture”);

WHEREAS, the Company, Southwest and Guadalupe Holdings Corp., a Nevada corporation and wholly owned subsidiary of Southwest (“Merger Sub”), are parties to that certain Agreement and Plan of Merger dated as of September 26, 2010, pursuant to which, at the effective time of the Merger contemplated thereby (the “Effective Time”), Merger Sub merged with and into the Company such that the separate corporate existence of Merger Sub ceased and the Company continued as the surviving corporation, and each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.321 of a share of Southwest’s common stock, par value $1.00 per share, and $3.75 in cash, in each case as set forth therein;

WHEREAS, Section 3.05(e) of the Base Indenture provides that in the event of a merger of the Company with another Person as a result of which holders of the Common Stock of the Company are entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock of the Company, and such stock, securities or other property or assets (including cash) includes shares of common stock of another Person that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and such shares constitute at the time such change or exchange becomes effective in excess of 50% of the aggregate fair market value of such stock, securities, or other property or assets (including cash), then the Person resulting from such merger shall execute and deliver to the Trustee a supplemental indenture (accompanied by an Opinion of Counsel that such supplemental indenture complies with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) modifying the provisions of the Base Indenture relating to the right of holders of the Notes to cause the Company to repurchase the Notes following a Fundamental Change, including without limitation the applicable provisions of Section 3.05 of the Base Indenture and the definitions of Common Stock and Fundamental Change, as appropriate, as determined in good faith by the Company, to make such provisions apply to such other Person if different from the Company and the common stock issued by such Person (in lieu of the Company and the Common Stock of the Company);

WHEREAS, Section 14.06 of the Base Indenture provides that in the event of a merger of the Company with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that each Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such merger by a holder of a number of shares of Common Stock issuable upon conversion of such Notes (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Notes) immediately prior to such merger;

WHEREAS, in accordance with Section 10.01 of the Base Indenture, the Company, the Guarantor, Southwest and the Trustee may amend or supplement the Base Indenture as provided in this Supplemental Indenture without the consent of the holders of the Notes; and

WHEREAS, each of the Company, the Guarantor, and Southwest have duly authorized the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Section 1.01 of the Base Indenture is hereby amended as follows:

(a) The definition of “Common Stock” is hereby amended and restated in its entirety to read as follows:

“Common Stock” means any stock of any class of Southwest which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Southwest and which is not subject to redemption by Southwest. Subject to the provisions of Section 14.06, however, shares issuable on conversion of Notes shall include only shares of the class designated as common stock of Southwest at the date of this Indenture (namely, the Common Stock, par value $1.00 per share, of Southwest) or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Southwest and which are not subject to redemption by Southwest; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(b) The definition of “AirTran Consideration Unit” is hereby added to the Base Indenture and shall read as follows:

“AirTran Consideration Unit” means the Stock Component Rate shares of Common Stock plus the Cash Component.

(c) The definition of “Cash Component” is hereby added to the Base Indenture and shall read as follows:

“Cash Component” means the cash portion of the AirTran Consideration Unit, which is $3.75, without interest.

(d) The definition of “Southwest” is hereby added to the Base Indenture and shall read as follows:

“Southwest” means Southwest Airlines Co., a Texas corporation, and, subject to the provisions of Section 14.06, shall include its successors and assigns.

(e) The definition of “Stock Component Rate” is hereby added to the Base Indenture and shall read as follows:

“Stock Component Rate” means 0.321, subject to adjustment as provided in Article 14.

ARTICLE II

CONVERSION INTO COMMON STOCK OF SOUTHWEST

Section 2.01. Conversion. Article 14 of the Base Indenture is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

Section 2.02. Conversion to AirTran Consideration Units. All references to “Common Stock” in Sections 3.02, 3.03, 6.07 and 10.02 of the Base Indenture are hereby amended and replaced with “AirTran Consideration Units.”

Section 2.03. Redemption at Option of Holders Upon a Fundamental Change. Section 3.05(e) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

(e) In the case of a reclassification, change, consolidation, merger, combination, sale or conveyance to which Section 14.06 applies, in which Common Stock is changed or exchanged as a result into the right to receive stock, securities or other property or assets (including cash), which includes shares of Common Stock or shares of common stock of another Person that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and such shares constitute at the time such change or exchange becomes effective in excess of 50% of the aggregate fair market value of such stock, securities or other property or assets (including cash) (as determined by the Company, which determination shall be conclusive and binding), then the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Trustee a supplemental indenture (accompanied by an Opinion of Counsel that such supplemental indenture complies with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) modifying the provisions of this Indenture relating to the right of holders of the Notes to cause the Company to repurchase the Notes following a Fundamental Change, including without limitation the applicable provisions of this

Section 3.05 and the definitions of Common Stock, AirTran Consideration Units and Fundamental Change, as appropriate, as determined in good faith by the Company (which determination shall be conclusive and binding), to make such provisions apply to such other Person if different from the Company and the common stock issued by such Person (in lieu of the Company and AirTran Consideration Units).

Section 2.04. Southwest Web Site. The reference to the “Company’s web site” in Section 3.07(c) of the Base Indenture is hereby amended and replaced with “Southwest’s web site.”

ARTICLE III

NOTICES

Section 3.01. Addresses for Notices, Etc. The first sentence of Section 16.03 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the holders of Notes on the Company shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company with the Trustee) to Southwest Airlines Co., 2702 Love Field Drive, Dallas, Texas 75235, Attention: Chief Financial Officer.

ARTICLE IV

FORM OF 7% CONVERTIBLE NOTES DUE 2023

Section 4.01. Except as otherwise provided, all references to “Common Stock of the Company” on the reverse of the form of the Note set forth in Exhibit A to the Base Indenture are hereby amended and replaced with “Common Stock.”

Section 4.02. The third paragraph on the reverse of the form of the Note set forth in Exhibit A to the Base Indenture is hereby amended and restated in its entirety as follows:

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Notes; provided that no such supplemental indenture shall (i) extend the fixed maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or premium, if any, thereon, or reduce any amount payable upon redemption or repurchase thereof, or impair the right of any Noteholder to institute suit for the payment thereof, or make the principal thereof or interest or premium, if any, thereon payable in any coin or currency other than that provided in the Notes, or change the obligation of the Company to redeem any Note upon the happening of a Fundamental Change in a manner adverse to the holder of the Notes, or change the obligation of the

Company to repurchase any Note on a Repurchase Date in a manner adverse to the holder of the Notes, or impair the right to convert the Notes into AirTran Consideration Units subject to the terms set forth in the Indenture, including Section 14.06 thereof, without the consent of the holder of each Note so affected, or modify any of the provisions of Section 10.02 or Section 6.07 thereof, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note so affected, or change any obligation of the Company to maintain an office or agency in the places and for the purposes set forth in Section 4.01 thereof, or (ii) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Notes then outstanding. Subject to the provisions of the Indenture, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default or Event of Default under the Indenture and its consequences except a default in the payment of interest, or any premium on, or the principal of, any of the Notes, or a failure by the Company to convert any Notes into AirTran Consideration Units, or a default in the payment of the redemption price, or a default in the payment of the repurchase price on a Repurchase Date, or a default in respect of a covenant or provisions of the Indenture which under Article 10 of the Indenture cannot be modified or amended without the consent of the holders of each or all Notes then outstanding or affected thereby. Any such consent or waiver by the holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

Section 4.03. The sixteenth, seventeenth, eighteenth and nineteenth paragraphs on the reverse of the form of the Note set forth in Exhibit A to the Base Indenture are hereby amended and restated in their entirety as follows:

Subject to the occurrence of certain events and in compliance with the provisions of the Indenture, the holder hereof has the right, at its option, to convert each $1,000 principal amount of the Notes into 89.9281 AirTran Consideration Units. A Note in respect of which a holder is exercising its right to require redemption upon a Fundamental Change or repurchase on a Repurchase Date may be converted only if such holder withdraws its election to exercise either such right in accordance with the terms of the Indenture. The Conversion Rate for the Securities on any Conversion Date shall be determined as set forth in the Indenture. The Company shall deliver cash or a check in lieu of any fractional share of Common Stock.

A holder’s right to convert the Notes into AirTran Consideration Units is also subject to the Company’s right to elect to pay such holder the amount of cash set forth in the next succeeding sentence in lieu of delivering all or part of such AirTran Consideration Unit; provided, however, that if such payment of cash is not permitted pursuant to the provisions of the Indenture, the Company shall deliver AirTran Consideration Units (and cash in lieu of fractional shares of Common Stock) in accordance with the Indenture, whether or not the Company has delivered a notice pursuant to the Indenture to the effect that the Notes will be paid in cash. If the Company shall elect to make such payment in shares of Common Stock or a combination of cash and Common Stock, the Company shall deliver to the holder through the Conversion Agent, no later than the third Business Day following the date on which the Applicable Stock Price is determined, a certificate for the number of whole shares of Common Stock issuable upon the conversion and, if applicable, cash in lieu of such Common Stock and cash in lieu of any fractional shares. If, however, the Company shall elect to make all or a portion of such payment solely in cash, the Company shall deliver to the holder surrendering a Note the amount of cash per Note (or a portion of a Note) equal to the sum of (A) Applicable Stock Price of the Stock Component Rate of shares of Common Stock multiplied by the Conversion Rate in effect with respect to such Conversion Date plus (B) the Cash Component multiplied by the Conversion Rate in effect with respect to such Conversion Date no later than the third Business Day following such Conversion Date.

If an Event of Default (other than a default in a cash payment upon conversion of the Securities) shall have occurred and be continuing, the Company shall deliver AirTran Consideration Unit in accordance with the terms of the Indenture, whether or not the Company has delivered a notice pursuant to Section 14.02 of the Indenture to the effect that the Notes would be paid in cash or a combination of cash and Common Stock.

A holder may convert a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment shall be made for dividends on the Common Stock except as provided in the Indenture. On conversion of a Note, except for conversion during the period from the close of business on any record date immediately preceding any interest payment date to the close of business on the Business Day immediately preceding such interest payment date, in which case the holder on such record date shall receive the interest payable on such interest payment date, that portion of accrued and unpaid interest on the converted Note attributable to the period from the most recent interest payment date (or, if no interest payment date has occurred, from the Issue Date) through the Conversion Date shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the AirTran Consideration Units (together with the cash payment, if any, in lieu of fractional shares), or cash in lieu thereof, in exchange for the Note being converted pursuant to the provisions hereof.

ARTICLE V

CONVERSION NOTICE

Section 5.01. Conversion Notice. The reference to “shares of Common Stock of AirTran Holdings, Inc.” on the form of Conversion Notice for the Notes is hereby amended and replaced with “AirTran Consideration Units.”

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01. Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Base

Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Guarantor, and Southwest.

Section 6.02. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Base Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 6.03. Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 6.04. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 6.05. Confirmation of Base Indenture. Except as amended and supplemented hereby, the Base Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. For the avoidance of doubt, Southwest does not hereby assume any obligations of the Company or the Guarantor under the Base Indenture, as supplemented and amended by this Supplemental Indenture, other than as expressly provided for in this Supplemental Indenture.

Section 6.06. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

AIRTRAN HOLDINGS, INC.

By:	/s/ Ron Ricks
Name:	Ron Ricks
Title:	President, Secretary and Treasurer

Signature Page to First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

AIRTRAN AIRWAYS, INC.

By:	/s/ Laura Wright
Name:	Laura Wright
Title:	Senior Vice President & Chief Financial Officer

Signature Page to First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

SOUTHWEST AIRLINES CO.

By:	/s/ Laura Wright
Name:	Laura Wright
Title:	Senior Vice President Finance & Chief Financial Officer

Signature Page to First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Ollfir, Jr.
Name:	Michael G. Ollfir, Jr.
Title:	Assistant Vice President

Signature Page to First Supplemental Indenture

ANNEX A

ARTICLE 14

CONVERSION OF NOTES

Section 14.01. Right to Convert. (a) Subject to and upon compliance with the provisions of this Indenture, the holder of any Note shall have the right, at such holder’s option, to convert the principal amount of the Note, or any portion of such principal amount which is a multiple of $1,000, into AirTran Consideration Units, which include fully paid and nonassessable shares of Common Stock (as such shares shall then be constituted), at the Conversion Rate in effect at such time, by surrender of the Note so to be converted in whole or in part, together with any required funds, in the manner provided in Section 14.02. The Notes shall be convertible only upon the occurrence of one of the following events:

(i) After June 30, 2003, if the Closing Sale Price of the Stock Component Rate of shares of Common Stock plus the Cash Component exceeds 110% of the Conversion Price for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the last Trading Day of the immediately preceding fiscal quarter (it being understood for purposes of this Section 14.01(a)(i) that the Conversion Price in effect at the close of business on each of the 30 consecutive Trading Days should be used);

(ii) during each of the five Business Day period after any five consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the Notes for each day of such five day period was less than 98% of the sum of (A) the product of the Closing Sale Price on the applicable date multiplied by the number of shares of Common Stock, making up a portion of the AirTran Consideration Unit, into which $1,000 principal amount of the Notes could then be converted (assuming that the Notes were convertible as of such date) plus (B) the product of the Cash Component multiplied by the number of AirTran Consideration Units into which $1,000 principal amount of the Notes could then be converted (assuming that the Notes were convertible as of such date); provided that if on the date of any conversion pursuant to this clause (ii) that is after July 1, 2018 the Closing Sale Price of the Stock Component Rate of shares of Common Stock plus the Cash Component is greater than the Conversion Price, a holder shall receive, in lieu of AirTran Consideration Units based on the Conversion Price, cash or Common Stock or a combination of cash and Common Stock, at the Company’s option, with a value equal to the principal amount of the holder’s Notes plus accrued interest as of the conversion date (a “Principal Value Conversion”);

(iii) if such Note has been called for redemption, at any time on or after the date the notice of redemption has been given until the close of business on the Business Day immediately preceding, the redemption date or if earlier the discharge of the Indenture under Section 12.01; or

(iv) as provided in Section (b) of this Section 14.01.

The Trustee (or other conversion agent appointed by the Company) shall, on behalf of the Company, determine on a daily basis whether the Notes shall be convertible as a result of the occurrence of an event specified in clause (i) above and, if the Notes shall be convertible, the Trustee (or other conversion agent appointed by the Company) shall promptly deliver to the Company and the Trustee (if the Trustee is not the conversion agent) written notice thereof Whenever the Notes shall become convertible pursuant to this Section 14.01, the Company or, at the Company’s request, the Trustee in the name and at the expense of the Company, shall notify the holders of the event triggering such convertibility in the manner provided in Section 16.03, and the Company shall also publicly announce such information and publish it on Southwest’s web site. Any notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.

The Trustee (or other conversion agent appointed by the Company) shall have no obligation to determine the Trading Price under this Section 14.01 unless the Company has requested such a determination; and the Company shall have no obligation to make such request unless a holder provides it with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the sum of (A) the product of the Closing Sale Price on the applicable date multiplied by the number of shares of Common Stock, making up a portion of the AirTran Consideration Unit, into which $1,000 principal amount of the Notes could then be converted (assuming that the Notes were convertible as of such date) plus (B) the product of the Cash Component multiplied by the number of AirTran Consideration Units into which $1,000 principal amount of the Notes could then be converted (assuming that the Notes were convertible as of such date). If such evidence is provided, the Company shall instruct the Trustee (or other conversion agent) to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the sum of (A) the product of the Closing Sale Price on the applicable date multiplied by the number of shares of Common Stock, making up a portion of the AirTran Consideration Unit, into which $1,000 principal amount of the Notes could then be converted (assuming that the Notes were convertible as of such date) plus (B) the product of the Cash Component multiplied by the number of AirTran Consideration Units into which $1,000 principal amount of the Notes could then be converted (assuming that the Notes were convertible as of such date).

(b) In addition, if:

(i) (A) Southwest distributes to all holders of Common Stock rights or warrants entitling them (for a period expiring within 45 days of the record date for the determination of the stockholders entitled to receive such distribution) to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Closing Sale Price for the ten Trading Days immediately preceding, but not including, the date such distribution is first publicly announced by Southwest, or (B) Southwest distributes to all holders of Common Stock, cash, assets (other than cash distributions permitted by Section 14.05(e)), debt securities or rights to purchase its securities, where the Fair Market Value of such distribution per share of Common Stock exceeds 5% of the Closing Sale Price on the Trading Day immediately preceding, the date such distribution is first publicly announced by Southwest, then, in either case, the Notes may be surrendered for conversion at any time on and after the date that the Company gives notice to the holders of such distribution, which shall be not less than 20 days prior to the Ex-Dividend Time for such distribution, until the earlier of the close of business on the Business Day immediately preceding, but not including, the Ex-Dividend Time or the date Southwest publicly announces that such distribution will not take place; provided that no adjustment to the Conversion Price or the ability of a holder of a Note to convert will be made if the holder will otherwise participate in such distribution without conversion; or

(ii) Southwest consolidates with or merges with or into another Person or is a party to a binding share exchange or conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its properties and assets, then the Notes may be surrendered for conversion at any time from and after the date fifteen (15) days prior to the anticipated effective date of the transaction and ending on and including the date fifteen (15) days after the consummation of the transaction. The Board of Directors shall determine the anticipated effective date of the transaction, and such determination shall be conclusive and binding on the holders and shall be publicly announced by Southwest and posted on Southwest’s web site not later than two Business Day prior to such 15th day. If Southwest is a party to a consolidation, merger, binding share exchange or sale of all or substantially all of its assets, in each case pursuant to which the Common Stock is converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert a Note into the AirTran Consideration Units will be changed into a right to convert it into the kind and amount of cash (including the Cash Component), securities and other property which such holder would have received if such holder had converted such Notes immediately prior to the transaction.

“Ex-Dividend Time” means, with respect to any distribution on shares of Common Stock, the first date on which the shares of Common Stock trade regular way on the principal securities market on which the shares of Common Stock are then traded without the right to receive such distribution.

(c) A Note in respect of which a holder is electing to exercise its option to require redemption upon a Fundamental Change pursuant to Section 3.05(a) or repurchase pursuant to Section 3.06 may be converted only if such holder withdraws its election in accordance with Section 3.05(b) or Section 3.08, respectively. A holder of Notes is not entitled to any rights of a holder of Common Stock until such holder has converted his Notes to AirTran Consideration Units, and only to the extent such Notes are deemed to have been converted to AirTran Consideration Units under this Article 14.

Section 14.02. Conversion Procedures. To convert a Note, a holder must (a) complete and manually sign the Conversion Notice or a facsimile of the Conversion Notice on the back of the Note and deliver such notice to the Conversion Agent, (b) surrender the Note to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (d) pay any transfer or similar tax, if required and (e) if required, pay funds equal to the interest payable on the next interest payment date. In the case of a Global Note, the Conversion Notice shall be completed by a DTC participant on behalf of the beneficial holder. The date, within the time periods set forth in Section 14.01, on which the holder satisfies all of those requirements is the “Conversion Date.” Within two Business Days following the Conversion Date, the Company shall deliver to the holder, through the Trustee, written notice of whether such Notes shall be converted into AirTran Consideration Units or paid in cash or a combination of cash and Common Stock (unless the Company shall have already done so pursuant to a notice of redemption pursuant to Section 3.07 in respect of a Conversion Date occurring before the Redemption Date set forth in such notice). If the Company shall have notified the holder that all of such Notes shall be converted into AirTran Consideration Units or other combination of cash and Common Stock, Southwest or the Company, as applicable, shall deliver to the holder through the Conversion Agent, no later than the third Business Day following the date on which the Applicable Stock Price is determined, a certificate for the number of whole shares of Common Stock issuable and the Cash Component payable upon the conversion and, if applicable, cash in lieu of such Common Stock and cash in lieu of any fractional shares pursuant to Section 14.03. Except as otherwise provided in this Article 14, if the Company shall have notified the holder that all or a portion of such Note shall be paid solely in cash, the Company shall deliver to the holder surrendering such Note the amount of cash per Note (or a portion of a Note) equal to the sum of (A) the product of the Applicable Stock Price of the Stock Component Rate of shares of Common Stock multiplied by the Conversion Rate in effect with respect to such Conversion Date plus (B) the Cash Component multiplied by the Conversion Rate in effect with respect to such Conversion Date no later than the third Business Day following such Conversion Date.

Except as otherwise provided in this Article 14, the Company may not change its election with respect to the consideration to be delivered upon conversion of a Note once the Company has notified the holder in accordance with this paragraph. Anything herein to the contrary notwithstanding, in the case of Global Notes, Conversion Notices may be delivered and such Notes may be surrendered for conversion in accordance with the applicable procedures of the Depositary as in effect from time to time. The Person in whose name the Common Stock certificate is registered shall be deemed to be a shareholder of record of Southwest at the close of business on the date on which the Applicable Stock Price is determined with respect to the applicable Conversion Date; provided, however, that if any such date is a date when the stock transfer books of Southwest are closed, such Person shall be deemed a shareholder of record of Southwest as of the next date on which the stock transfer books of Southwest are open.

In the case of a Principal Value Conversion, a holder will receive, in lieu of AirTran Consideration Units, cash, Common Stock or a combination of cash and Common Stock, at the Company’s option, with a value equal to the principal amount of the Note converted plus accrued interest, as of the Conversion Date. If a holder surrenders its Notes for conversion and it is a Principal Value Conversion, the Company will notify the holder by the second Trading Day following the Conversion Date whether it will pay the principal amount plus accrued interest in cash, Common Stock or a combination of cash and Common Stock, and in what percentage. Any Common Stock delivered upon a Principal Value Conversion will be valued at the greater of (x) the Conversion Price on the Conversion Date minus the Cash Component and (y) the Applicable Stock Price as of the conversion date. The Company will pay any portion of the principal amount plus accrued interest to be paid in cash and deliver Common Stock with respect to any portion of the principal amount plus accrued and unpaid interest to be paid in Common Stock no later than the third Business Day following the determination of the Applicable Stock Price.

No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Stock except as provided in this Article. On conversion of a Note, except for conversion during the period from the close of business on any record date immediately preceding any interest payment date to the close of business on the Business Day immediately preceding such interest payment date, in which case the holder on such record date shall receive the interest payable on such interest payment date, that portion of accrued and unpaid interest on the converted Note attributable to the period from the most recent interest payment date (or, if no interest payment date has occurred, from the Issue Date) through the Conversion Date shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the AirTran Consideration Units (together with the cash payment, if any, in lieu of fractional shares), or cash or a combination of cash and Common Stock in lieu thereof, in exchange for the Note being converted pursuant to the provisions hereof, and the fair market value of such AirTran Consideration Units (together with any such cash payment in lieu of fractional shares), or cash or a combination of cash and Common Stock in lieu thereof, shall be treated as issued, to the extent thereof, first in exchange for accrued and unpaid interest accrued through the Conversion Date and the balance, if any, of such fair market value of such AirTran Consideration Units (and any such cash payment), or cash in lieu thereof, shall be treated as issued in exchange for the principal amount of the Note being converted pursuant to the provisions hereof.

If a holder converts more than one Note at the same time, the number of AirTran Consideration Units issuable upon the conversion shall be based on the aggregate principal amount of Notes converted.

Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder, a new Note equal in principal amount to the principal amount of the unconverted portion of the Note surrendered.

Notes or portions thereof surrendered for conversion during the period from the close of business on any record date immediately preceding any interest payment date to the close of business on the Business Day immediately preceding such interest payment date shall be accompanied by payment to the Company or its order, in New York Clearing House funds or other funds acceptable to the Company, of an amount equal to the interest payable on such interest payment date with respect to the principal amount of Notes or portions thereof being surrendered for conversion; provided that no such payment need be made if (1) the Company has specified a Redemption Date that occurs during the period from the close of business on a record date to the close of business on the Business Day immediately preceding the interest payment date to which such record date relates, (2) the Company has specified a Fundamental Change Redemption Date during such period or (3) only to the extent of overdue interest, any overdue interest exists on the Conversion Date with respect to the Notes converted.

The holders’ rights to convert Notes into AirTran Consideration Units are subject to the Company’s right to elect instead to pay each such holder the amount of cash determined pursuant to this Article (or an equivalent amount in a combination of cash and shares of Common Stock), in lieu of delivering such AirTran Consideration Units; provided, however, that if an Event of Default (other than a default in a cash payment upon conversion of the Notes) shall have occurred and be continuing, the Company shall deliver AirTran Consideration Units in accordance with this Article, whether or not the Company has delivered a notice pursuant to this Section 14.02 to the effect that the Notes would be paid in cash or a combination of cash and Common Stock.

Section 14.03. Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional share of stock would be issuable upon the conversion of any Note or Notes, the Company shall make an adjustment and payment therefor in cash at the current market price thereof to the holder of Notes. For purposes of this Section 14.03, the “current market price” of a share of Common Stock shall be the Closing Sale Price on the last Business Day immediately preceding the day on which the Notes (or specified portions thereof) are deemed to have been converted.

Section 14.04. Conversion Rate. Each $1,000 principal amount of the Notes shall be convertible into 89.9281 AirTran Consideration Units (herein called the “Conversion Rate”).

Section 14.05. Adjustment of Stock Component Rate. The Stock Component Rate shall be adjusted from time to time by the Company as follows:

(a) In case Southwest shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Stock Component Rate shall be increased so that the same shall equal the rate determined by multiplying the Stock Component Rate in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution by a fraction,

(1) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution plus the total number of shares of Common Stock constituting such dividend or other distribution; and

(2) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination,

such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purpose of this paragraph (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Southwest. Southwest will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of Southwest. If any dividend or distribution of the type described in this Section 14.05(a) is declared but not so paid or made, the Stock Component Rate shall again be adjusted to the Stock Component Rate that would then be in effect if such dividend or distribution had not been declared.

(b) In case Southwest shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within forty-five (45) days after the date fixed for determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for determination of stockholders entitled to receive such rights or warrants, the Stock Component Rate shall be increased so that the same shall equal the rate determined by multiplying the Stock Component Rate in effect immediately prior to the date fixed for determination of stockholders entitled to receive such rights or warrants by a fraction,

(1) the numerator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase, and

(2) the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price.

Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Stock Component Rate shall be readjusted to the Stock Component Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Stock Component Rate shall again be adjusted to be the Stock Component Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by Southwest for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the board of directors of Southwest.

(c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Stock Component Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Stock Component Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d) In case Southwest shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of Southwest or evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in Section 14.05(b), and excluding any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 14.05(a) (any of the foregoing hereinafter in this Section 14.05(d)) called the “Securities”)), then, in each such case (unless Southwest elects to reserve such Securities for distribution to the Noteholders upon the conversion of the Notes so that any such holder converting Notes will receive upon such conversion, in addition to the shares of Common Stock making up a portion of the AirTran Consideration Units to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had converted its Notes into AirTran Consideration Units immediately prior to the Record Date, the Stock Component Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Stock Component Rate in effect on the Record Date with respect to such distribution by a fraction,

(1) the numerator of which shall be the Current Market Price on such Record Date; and

(2) the denominator of which shall be the Current Market Price on such Record Date less the fair market value (as determined by the board of directors of Southwest, whose determination shall be conclusive, and described in a resolution of the board of directors of Southwest) on the Record Date of the portion of the Securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Noteholder shall have the right to receive upon conversion the amount of Securities such holder would have received had such holder converted each Note on the Record Date. If such dividend or distribution is not so paid or made, the Stock Component Rate shall again be adjusted to be the Stock Component Rate that would then be in effect if such dividend or distribution had not been declared. If the board of directors of Southwest determines the fair market value of any distribution for purposes of this Section 14.05(d) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date. Notwithstanding the foregoing, if the Securities distributed by Southwest to all holders of Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Stock Component Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Stock Component Rate in effect on the Record Date with respect to such distribution by a fraction:

(1) the numerator of which shall be the sum of (x) the average Closing Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on Common Stock on the New York Stock

Exchange or such other national or regional exchange or market on which Common Stock is then listed or quoted and (y) the average Closing Price over the Spinoff Valuation Period of the portion of the Securities so distributed applicable to one share of Common Stock; and

(2) the denominator of which shall be the average Closing Price of one share of Common Stock over the Spinoff Valuation Period,

such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided that the Company may in lieu of the foregoing adjustment make adequate provision so that each Noteholder shall have the right to receive upon conversion the amount of Securities such holder would have received had such holder converted each note on the Record Date with respect to such distribution.

Rights or warrants distributed by Southwest to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Southwest’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.05 (and no adjustment to the Stock Component Rate under this Section 14.05 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Stock Component Rate shall be made under this Section 14.05(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Stock Component Rate under this Section 14.05 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Stock Component Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Stock Component Rate shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Stock Component Rate shall be made pursuant to this Section 14.05(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed, or reserved by Southwest for distribution to holders of Notes upon conversion by such holders of Notes to AirTran Consideration Units.

For purposes of this Section 14.05(d) and Section 14.01(a) and (b), any dividend or distribution to which this Section 14.05(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (and any Stock Component Rate adjustment required by this Section 14.05(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Stock Component Rate adjustment required by Sections 14.05(a) and (b) with respect to such dividend or distribution shall then be made), except

(A) the Record Date of such dividend or distribution shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution”, “the date fixed for the determination of stockholders entitled to receive such rights or warrants” and “the date fixed for such determination” within the meaning of Section 14.05(a) and (b) and

(B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 14.05(a).

(e) In case Southwest shall, by dividend or otherwise, distribute to all holders of Common Stock cash (excluding (x) any quarterly cash dividend on the Common Stock to the extent the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (A) the amount per share of Common Stock of the next preceding quarterly cash dividend on Common Stock to the extent that such preceding quarterly dividend did not require any adjustment of the Stock Component Rate pursuant to this Section 14.05(e) (as adjusted to reflect subdivisions, or combinations of the Common Stock), and (B) 1.25% of the arithmetic average of the Closing Sale Price during the ten Trading Days immediately prior to the date of declaration of such dividend, and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary), then, in such case, the Stock Component Rate shall be increased so that the same shall equal the rate determined by multiplying the Stock Component Rate in effect immediately prior to the close of business on such record date by a fraction,

(1) the numerator of which shall be the Current Market Price on such record date; and

(2) the denominator of which shall be the Current Market Price on such record date less the amount of cash so distributed (and not excluded as provided above) applicable to one share of Common Stock,

such adjustment to be effective immediately prior to the opening of business on the day following the record date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Noteholder shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each Note on the record date. If such dividend or distribution is not so paid or made, the Stock Component Rate shall again be adjusted to be the Stock Component Rate that would then be in effect if such dividend or distribution had not been declared. If any adjustment is required to be made as set forth in this Section 14.05(e) as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant hereto. If an adjustment is required to be made as set forth in this Section 14.05(e) above as a result of a distribution that is not a quarterly dividend, such adjustment shall be based upon the full amount of the distribution.

(f) In case a tender or exchange offer made by Southwest or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined by the board of directors of Southwest, whose determination shall be conclusive and described in a resolution of the board of directors of Southwest) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Stock Component Rate shall be increased so that the same shall equal the rate determined by multiplying the Stock Component Rate in effect immediately prior to the Expiration Time by a fraction,

(1) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, and

(2) the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If Southwest is obligated to purchase shares pursuant to any such tender or exchange offer, but Southwest is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Stock Component Rate shall again be adjusted to be the Stock Component Rate that would then be in effect if such tender or exchange offer had not been made.

(g) In case of a tender or exchange offer made by a Person other than Southwest or any Subsidiary for an amount that increases the offeror’s ownership of Common Stock to more than twenty-five percent (25%) of the Common Stock outstanding and shall involve the payment by such Person of consideration per share of Common Stock having a Fair Market Value (as determined by the board of directors of Southwest, whose determination shall be conclusive, and described in a resolution of the board of directors of Southwest) that as of the last time (the “Offer Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the Closing Price of a share of Common Stock on the Trading Day next succeeding the Offer Expiration Time, and in which, as of the Offer Expiration Time the board of directors of Southwest is not recommending rejection of the offer, the Stock Component Rate shall be increased so that the same shall equal the rate determined by multiplying the Stock Component Rate in effect immediately prior to the Offer Expiration Time by a fraction

(1) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Accepted Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Accepted Purchased Shares) at the Offer Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Offer Expiration Time, and

(2) the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Offer Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Offer Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Offer Expiration Time. If such Person is obligated to purchase shares pursuant to any such tender or exchange offer, but such Person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Stock Component Rate shall again be adjusted to be the Stock Component Rate that would then be in effect if such tender or exchange offer had not been made. Notwithstanding the foregoing, the adjustment described in this Section 14.05(g) shall not be made if, as of the Offer Expiration Time, the offering documents with respect to such offer disclose a plan or intention to cause the Company to engage in any transaction described in Article 11.

(h) For purposes of this Section 14.05, the following terms shall have the meaning indicated:

(1) “Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days selected by Southwest commencing no more than 30 Trading Days before and ending not later than the earlier of such date of determination and the day before the “ex” date with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. For purpose of this paragraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective.

If another issuance, distribution, subdivision or combination to which Section 14.05 applies occurs during the period applicable for calculating “Current Market Price” pursuant to the definition in the preceding paragraph, “Current Market Price” shall be calculated for such period in a manner determined by the board of directors of Southwest to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.

(2) “Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

(3) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors of Southwest or by statute, contract or otherwise).

(4) “Trading Day” shall mean (x) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the New York Stock Exchange or such other national securities exchange, a day on which the New York Stock Exchange or another national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(i) The Company may make such increases in the Stock Component Rate, in addition to those required by Section 14.05(a), (b), (c), (d), (e), (f) or (g) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

To the extent permitted by applicable law, the Company from time to time may increase the Stock Component Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Stock Component Rate is increased pursuant to the preceding sentence, the Company shall mail to holders of record of the Notes a notice of the increase at least fifteen (15) days prior to the date the increased Stock Component Rate takes effect, and such notice shall state the increased Stock Component Rate and the period during which it will be in effect.

(j) No adjustment in the Stock Component Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this Section 14.05(j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article 14 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to Southwest plan for reinvestment of dividends or interest. To the extent the Notes become convertible into cash, assets, property or securities (other than capital stock of Southwest), no adjustment need be made thereafter as to the cash, assets, property or such securities. Interest will not accrue on any cash into which the Notes are convertible.

(k) Whenever the Stock Component Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any conversion agent other than the Trustee an Officers’ Certificate setting forth the Stock Component Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Stock Component Rate and may assume that the last Stock Component Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Stock Component Rate setting forth the adjusted Stock Component Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Stock Component Rate to the holder of each Note at his last address appearing on the Note register provided for in Section 2.05 of this Indenture, within twenty (20) days after execution thereof Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) In any case in which this Section 14.05 provides that an adjustment shall become effective immediately after (1) a record date or Record Date for an event, (2) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to Section 14.05(a), (3) a date fixed for the determination of stockholders entitled to receive rights or warrants pursuant to Section 14.05(b), (4) the Expiration Time for any tender or exchange offer pursuant to Section 14.05(f), or (5) the Offer Expiration Time for a tender or exchange offer pursuant to Section 14.05(g) (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the holder of any Note converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock (as part of the AirTran Consideration Units) or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion (as part of the AirTran Consideration Units) before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 14.03. For purposes of this Section 14.05(1), the term “Adjustment Event” shall mean:

(i) in any case referred to in clause (1) hereof, the occurrence of such event,

(ii) in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made,

(iii) in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and

(iv) in any case referred to in clause (4) or clause (5) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(m) For purposes of this Section 14.05, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Southwest but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. Southwest will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of Southwest.

Section 14.06. Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 14.05(c) applies), (ii) any consolidation, merger or combination of Southwest with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of Southwest to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company and Southwest or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that each Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Notes (in addition to the Cash Component and assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Notes) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“nonelecting share”), then for the purposes of this Section 14.06 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 14.

The Company shall cause notice of the execution of such supplemental indenture to be mailed to each holder of Notes, at its address appearing on the Note register provided for in Section 2.05 of this Indenture, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

The above provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

If this Section 14.06 applies to any event or occurrence, Section 14.05 shall not apply.

Section 14.07. Taxes on Shares Issued. The issue of stock certificates on conversions of Notes shall be made without charge to the converting Noteholder for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Company and Southwest shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of any Note converted, and the Company and Southwest shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company or Southwest, as applicable, the amount of such tax or shall have established to the satisfaction of the Company or Southwest, as applicable, that such tax has been paid.

Section 14.08. Reservation of Shares, Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. Southwest shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Notes from time to time as such Notes are presented for conversion.

Before taking any action which would cause an adjustment increasing the Stock Component Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, Southwest will take all corporate action which may, in the opinion of its counsel, be necessary in order that Southwest may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

Southwest covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and non-assessable by Southwest and free from all taxes, liens and charges with respect to the issue thereof.

Southwest covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, Southwest will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be.

Southwest further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange, the Nasdaq National Market or any other national securities exchange or automated quotation system, Southwest will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Note; provided that if the rules of such exchange or automated quotation system permit Southwest to defer the listing of such Common Stock until the first conversion of the Notes into AirTran Consideration Units in accordance with the provisions of this Indenture, Southwest covenants to list such Common Stock issuable upon conversion of the Notes in accordance with the requirements of such exchange or automated quotation system at such time.

Section 14.09. Responsibility of Trustee. The Trustee and any other conversion agent shall not at any time be under any duty or responsibility to any holder of Notes to determine the Stock Component Rate or whether any facts exist which may require any adjustment of the Stock Component Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other conversion agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other conversion agent make no representations with respect thereto. Neither the Trustee nor any conversion agent shall be responsible for any failure of Southwest to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company or Southwest contained in this Article 14. Without limiting the generality of the foregoing, neither the Trustee nor any conversion agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.06 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Noteholders upon the conversion of their Notes after any event referred to in such Section 14.06 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 14.10. Notice to Holders Prior to Certain Actions. In case:

(a) Southwest shall declare a dividend (or any other distribution) on Common Stock that would require an adjustment in the Stock Component Rate pursuant to Section 14.05; or

(b) Southwest shall authorize the granting to the holders of all or substantially all of Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(c) of any reclassification or reorganization of the Common Stock (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which Southwest is a party and for which approval of any stockholders of Southwest is required, or of the sale or transfer of all or substantially all of the assets of Southwest; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of Southwest;

the Company shall cause to be filed with the Trustee and to be mailed to each holder of Notes at his address appearing on the Note register provided for in Section 2.05 of this Indenture, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

Section 14.11. Rights Issued in Respect of Common Stock Issued Upon Conversion. Each share of Common Stock issued upon conversion of Notes pursuant to this Article 14 shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be (the “Rights”), if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by Southwest, as the same may be amended from time to time (in each case, a “Rights Agreement”). Provided that such Rights Agreement requires that each share of Common Stock issued upon conversion of Notes at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in this Article 14 there shall not be any adjustment to the conversion privilege or Stock Component Rate as a result of the issuance of Rights, but an adjustment to the Stock Component Rate shall be made pursuant to Section 14.05(d) (to the extent required thereby) upon the separation of the Rights from the Common Stock.

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